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Exhibit 99

NEWS BULLETIN

		RE:	TOROTEL, INC. 13402 SOUTH 71 HIGHWAY GRANDVIEW, MO 64030 (816) 761-6314
Torotel, Inc.			TRADED: OTC:TTLO

COMPANY CONTACTS:
Dale H. Sizemore, Jr. Chairman and CEO (816) 761-6314, ext. 3015	Jim Serrone CFO and General Manager (816) 761-6314, ext. 3024

FOR IMMEDIATE RELEASE
MONDAY, SEPTEMBER 22, 2003

TOROTEL RECEIVES ORDERS VALUED AT $1.12 MILLION
FOR HELLFIRE II COMPONENTS

KANSAS CITY, MO, September 22—Torotel, Inc. (OTC:TTLO), a manufacturer of precision magnetic components, today announced it received two military contracts totaling $1.12 million for component parts on the Hellfire II Missile system.

        The first contract is a $929,000 order for the Hellfire II potted coil assembly. The second contract is a $194,000 order for Hellfire II magnetic components. Shipments are scheduled to begin in the third fiscal quarter ending January 31, 2004, and continue over a 15-month period.

        "Earlier in this fiscal year, we said that higher military sales would help to offset the current weakness in the aerospace markets we serve," said H. James Serrone, chief financial officer and general manager. "This major defense contract award is an important example of the progress we are making in military order bookings."

        The AGM-114K Hellfire II missile, the primary armament for the U.S. Army Apache and Marine Corps Super Cobra helicopters, defeats advanced armor, and point targets in the presence of severe electro-optical countermeasures. It can be launched from multiple platforms, including ground vehicles, ships, rotary-wing aircraft, and the Predator UAV, autonomously or with remote designation.

        Torotel, Inc. specializes in the design and manufacture of a wide range of precision magnetic components. Its products include transformers, inductors, reactors, chokes and toroidal coils, which modify and control electrical voltages and currents in commercial, industrial and military electronics. These products are sold to original equipment manufacturers for use in conventional missile guidance systems, avionics equipment, computers, medical equipment, telecommunications systems, and digital control devices. The company also designs and distributes ballast transformers primarily used to activate and control the lights in the cockpits and passenger compartments of older Boeing/McDonnell Douglas aircraft.

        This news release contains forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all information on Torotel's expected financial position, results of operations, cash flows, strategy, budgets and management's plans and objectives. These statements are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to be different from what appears here. These risk factors include the timing and duration of actual production on the Hellfire II contracts, and other risks and uncertainties that are detailed from time to time in Torotel's Securities and Exchange Commission filings. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will prove accurate, and our actual results may differ materially from these statements.

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TOROTEL RECEIVES ORDERS VALUED AT $1.12 MILLION FOR HELLFIRE II COMPONENTS